                                                               EXHIBIT (a)(1)(A)

                         OFFER TO PURCHASE FOR CASH BY

                                 PW EAGLE, INC.
                 of Up to 1,111,111 Shares of its Common Stock
    At a Purchase Price Not Greater Than $9.00 Nor Less Than $7.50 Per Share


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. EASTERN TIME, ON MAY 4, 2001, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.


   PW Eagle, Inc., a Minnesota corporation ("PW Eagle"), invites you to tender your shares of its common stock, par value $0.01 per share ("Common Stock"), to PW Eagle at a price specified by you that is not greater than $9.00 nor less than $7.50 per share (in $0.25 increments). Your tenders must be on the terms and subject to the conditions set forth in this document and the related Letter of Transmittal. These documents together constitute the "Offer."

   Under the "Modified Dutch Auction" procedure, PW Eagle will, upon the terms and subject to the conditions of the Offer, determine a single per share price (not greater than $9.00 nor less than $7.50 per share), net to the seller in cash, without interest, (the "Purchase Price"), that it will pay for shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. PW Eagle will select the lowest Purchase Price that will allow it to buy 1,111,111 shares of its Common Stock validly tendered and not withdrawn pursuant to the Offer (or such lesser number of shares as are validly tendered at prices not greater than $9.00 nor less than $7.50). Under this procedure, PW Eagle will pay the Purchase Price for all shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the terms thereof relating to odd lot and proration. PW Eagle reserves the right, in its sole discretion, to purchase more than 1,111,111 shares pursuant to the Offer up to a maximum of 162,190 additional shares. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration will be returned as promptly as practicable after the expiration of the Offer. PW Eagle will purchase all of the shares validly tendered by a shareholder who owns beneficially or of record less than 100 shares, if the shareholder tenders all of the shares at or below the Purchase Price before the Offer expires and completes the section entitled "Odd Lots" in the Letter of Transmittal.

   This Offer will expire at 5:00 p.m., Eastern time, on May 4, 2001, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the "Expiration Date"). The Offer is not conditioned on any minimum aggregate amount of Common Stock being tendered. The Offer is, however, subject to certain other conditions. See Section 6. PW Eagle's obligations in respect of the Offer are conditioned on the satisfaction of the conditions set forth herein. Your tender of Common Stock may be withdrawn at any time on or prior to the Expiration Date.

   PW Eagle's Common Stock is listed and traded on the Nasdaq Stock Market under the symbol "PWEI." On March 1, 2001, the last full trading day before PW Eagle's preliminary announcement of the Offer, the last reported sales price of the Common Stock was $6.969 per share. We urge you to obtain current market quotations for the Common Stock. See Section 7.

   The Board of Directors of PW Eagle has approved the Offer. However, neither PW Eagle nor its Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you choose to tender your shares. You must make the decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which the shares should be tendered. Directors, officers and employees of PW Eagle who own shares may participate in the Offer on the same basis as PW Eagle's other shareholders. PW Eagle has been advised that neither the directors nor executive officers of PW Eagle intend to tender shares pursuant to the Offer.

   Questions and requests for assistance may be directed to Georgeson Shareholder Securities Corporation at its address and telephone number set forth on the back cover of this document.

                      The Dealer Manager for the Offer is:

             [LOGO OF GEORGESON SHAREHOLDER SECURITIES CORPORATION]

                                 April 3, 2001

                               SUMMARY TERM SHEET

   We are providing this summary term sheet for your convenience. It highlights the most material information from the Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent as the Offer to Purchase. We urge you to read the entire Offer to Purchase because it contains the full details of the tender offer. We have included references to the sections of the Offer to Purchase where a more complete discussion is set forth.

Who is offering to           PW Eagle, Inc. is offering to purchase your
purchase my shares? (See     shares of PW Eagle Common Stock. PW Eagle's
"Introduction")              principal executive office is located at 222
                             South Ninth Street, Suite 2800, Minneapolis,
                             Minnesota 55402 and its phone number is (612)
                             305-0339.

How much will PW Eagle       PW Eagle is conducting the Offer through a
pay me for my shares and     procedure called a "Modified Dutch Auction."
in what form of payment?
(See Section 1)

                             . This procedure allows you to select the price (in $0.25 increments) within a specified price range at which you are willing to sell your shares. The price range for this Offer is $7.50 to $9.00 per share.

                             . PW Eagle will determine the lowest single per share price within the price range that will allow it to purchase 1,111,111 shares, or, if fewer shares are tendered, all shares tendered.

                             . All shares purchased will be purchased at the same price (the "Purchase Price") even if you selected a lower price, but no shares will be purchased above the Purchase Price determined by PW Eagle. (If PW Eagle decides to purchase up to 162,190 additional shares, those shares and the initial 1,111,111 shares will be purchased at the same Purchase Price.)

                             . If more than 1,111,111 shares are tendered, all shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for "odd lots" of less than 100 shares which will be purchased on a priority basis.

                             . Shareholders whose shares are purchased in the Offer will be paid the Purchase Price in cash, without interest, as soon as practicable after expiration of the offer period.

How many shares will PW      PW Eagle will purchase up to 1,111,111 shares of
Eagle purchase? (See         its Common Stock in the tender offer. PW Eagle
Section 1)                   has the right to purchase up to 162,190
                             additional shares.

How will PW Eagle pay        PW Eagle intends to obtain all the funds required
for the shares? (See         to purchase shares in this Offer (a maximum of
Section 8)                   $10.0 million if 1,111,111 shares are purchased
                             at the potential maximum price of $9.00), plus related expenses, from borrowings under its revolving bank credit facility. PW Eagle has reached an agreement in principal with its bank lender to permit such borrowings.

How long do I have to
tender my shares? (See       You may tender your shares until the Offer
Sections 1 and 14)           expires. The tender offer will expire at 5:00
                             p.m. Eastern time on May 4, 2001, unless PW Eagle extends or earlier terminates the Offer.

How will I be notified       PW Eagle will issue a press release by 9:00 a.m.,
if PW Eagle extends the      Eastern time, on the first business day after the
tender offer? (See           Expiration Date.
Section 14)

Are there any conditions     The tender offer is subject to a number of
to the tender offer?         conditions including:
(See Section 6)

                             . No significant decrease in the price of PW Eagle's Common Stock or in the price of equity securities generally, or any adverse changes in the U.S. stock markets or credit markets, shall have occurred during the Offer.

                             . No legal action shall have been threatened, pending or taken, that might adversely affect the Offer.

                             . No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving PW Eagle.

                             . No material change in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of PW Eagle, or in the anticipated availability of bank financing for the Offer, shall have occurred during this Offer.

What is the purpose of       PW Eagle believes that its shares continue to be
the Offer? (See Sections     undervalued in the public market, and that the
2 and 11)                    Offer is consistent with PW Eagle's long-term
                             corporate strategy of seeking to increase shareholder value.

                             This Offer allows shareholders who wish to sell their shares now an opportunity to dispose of all or part of their investment in PW Eagle shares on potentially more favorable terms than would otherwise be available. However, shareholders who choose not to tender their shares may also benefit from these transactions. Non-tendering shareholders will own a greater percentage interest in a company with a potentially stronger earnings per share growth rate.

How do I tender my           To tender your shares before the tender offer
shares? (See Section 3       expires:
and Letter of
Transmittal)

                             . For shares you hold through a broker, dealer, commercial bank, trust company or other nominee, you must contact the person responsible for your account at such broker, dealer, commercial bank, trust company or other nominee and instruct them to tender your shares on your behalf;

                             . For shares you hold in registered form, you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this document before 5:00 p.m., Eastern time, on May 4, 2001; or

                             . If your share certificates are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure before 5:00 p.m., Eastern time, on May 4, 2001.

Once I have tendered         You may withdraw any shares you have tendered at
shares in the offer, can     any time before 5:00 p.m., Eastern time on May 4,
I withdraw my tender?        2001, unless PW Eagle extends or earlier
(See Section 4)              terminates the tender offer. Unless the shares
                             you have tendered have been previously purchased by PW Eagle, you may also withdraw your shares after 5:00 p.m., Eastern time on June 1, 2001.

Has PW Eagle or its          Neither PW Eagle nor its board of directors makes
board of directors           any recommendation about whether you should
adopted a position on        tender or refrain from tendering your shares. You
the tender offer? (See       must decide whether to tender and, if so, how
"Introduction")              many shares to tender and the price or prices at
                             which those shares should be tendered. PW Eagle has been advised that no director or executive officer of PW Eagle intends to tender any shares in the tender offer.

If I own 100 shares or       If you own beneficially or of record less than
less and I tender all of     100 shares, tender all of them at or below the
my shares, will I be         Purchase Price before the tender offer expires
subject to proration?        and complete the section entitled "Odd Lots" in
(See Section 1)              the Letter of Transmittal, PW Eagle will purchase
                             all of your shares without subjecting them to the proration procedure.

When will PW Eagle pay       PW Eagle will pay the Purchase Price for the
for the shares I tender?     shares it purchases promptly after the expiration
(See Section 5)              of the tender offer.

Will I have to pay           If you are a registered shareholder and you
brokerage commissions if     tender your shares directly to the Depositary,
I tender my shares? (See     you will not incur any brokerage commissions. If
"Introduction")              you hold shares through a broker or bank, PW
                             Eagle urges you to consult your broker or bank to determine whether transaction costs are applicable.

Will I have to pay stock     If you instruct the Depositary to make the
transfer tax if I tender     payment for the shares to the registered holder,
my shares? (See Section      you will not incur any stock transfer tax.
5)

What is the recent           On March 1, 2001, the last full trading day
market price of my           before the preliminary announcement of the Offer,
shares? (See Section 7)      the last reported sale price of the shares on the
                             Nasdaq Stock Market was $6.969 per share.

                             .  You are urged to obtain current market
                                quotations for your shares.

Who can I talk to if I       Our Information Agent can help answer your
have questions? (See         questions. The Information Agent is Georgeson
"Back Cover")                Shareholder Communications, Inc. and can be
                             contacted at (800) 223-2064.

                                   IMPORTANT

   If you wish to tender all or any part of your shares, you should either:

  (a) properly complete and sign a Letter of Transmittal, or a manually signed facsimile of it, according to the instructions in the Letter of Transmittal, and mail or deliver it, together with any required signature guarantee, the certificates for the shares and any other required documents to Wells Fargo Shareowner Services (the
      "Depositary");

  (b) tender the shares according to the procedure for book-entry transfer described in Section 3; or

  (c) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

   If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender shares and:

  (a) your certificates for the shares are not immediately available or cannot be delivered to the Depositary;

  (b) you cannot comply with the procedure for book-entry transfer on a timely basis; or

  (c) your other required documents cannot be delivered to the Depositary by the Expiration Date;

you must tender your shares according to the guaranteed delivery procedure described in Section 3.

   To tender shares properly, you must validly complete the letter of transmittal including the section relating to the price at which you are tendering shares.

   Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or the notice of guaranteed delivery may also be directed to Georgeson Shareholder Communications, Inc.

   PW Eagle has not authorized any person to make any recommendation on behalf of PW Eagle as to whether you should tender or refrain from tendering shares in the tender offer. PW Eagle has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by PW Eagle.

                           FORWARD-LOOKING STATEMENTS

   This Offer to Purchase, including without limitation the Introduction,
Section 2 and Section 9, contains certain statements that are not historical fact and constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes," "anticipates," "intends," or "expects." These forward-looking statements may relate to the plans and objectives of PW Eagle for future operations. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in the Offer to Purchase should not be regarded as a representation by PW Eagle or any other person that the objectives or plans of PW Eagle will be achieved.

   These forward-looking statements involve known and unknown risks, uncertainties and other factors based on PW Eagle's estimates and expectations concerning future events that may cause the actual results of PW Eagle to be materially different from historical results or from any results expressed or implied by these forward-looking statements. There are various risk factors that could cause PW Eagle's actual results or activities to differ materially from these forward-looking statements including, but not limited to: economic and business conditions; competitive factors, including pricing pressures and uncontrollable market fluctuations in the availability and cost of resin; dependence on the construction industry; changes in product and sales mix, and the related effects on gross margins; PW Eagle's ability to deliver a timely flow of competitive products, and market acceptance of these products; inventory risks due to changes in market demand or PW Eagle's business strategies; changes in effective tax rates; customer demand; and currency fluctuations. PW Eagle has other risk factors in its business, including, but not limited to: continued growth in the pipe and tubing industry; the ability to reduce expenditures; and other risk factors listed from time-to-time in PW Eagle's Securities and Exchange Commission reports and press releases. As a result of these and other factors, PW Eagle's results of operations are subject to significant positive and negative variations from quarter to quarter and PW Eagle often cannot accurately predict when these variations will occur or their magnitude.

   We encourage you to refer to PW Eagle's Report on Form 10-K for the fiscal year ended December 31, 2000, which identifies certain risks and uncertainties that may have an impact on future earnings and our direction. PW Eagle undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
SUMMARY TERM SHEET........................................................   2
INTRODUCTION..............................................................   8
THE OFFER.................................................................  10
1.  NUMBER OF SHARES; PRORATION...........................................  10
2.  PURPOSE OF THE OFFER; MATERIAL EFFECTS OF THE OFFER...................  12
3.  PROCEDURES FOR TENDERING SHARES.......................................  13
4.  WITHDRAWAL RIGHTS.....................................................  17
5.  PURCHASE OF COMMON STOCK AND PAYMENT OF PURCHASE PRICE................  17
6.  CONDITIONS OF THE OFFER...............................................  18
7.  PRICE RANGE OF SHARES; DIVIDENDS......................................  20
8.  SOURCE AND AMOUNT OF FUNDS............................................  20
9.  CERTAIN INFORMATION CONCERNING PW EAGLE...............................  21
10.  INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL
     SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES........  25
11.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION
     UNDER THE EXCHANGE ACT...............................................  27
12.  LEGAL MATTERS; REGULATORY APPROVALS..................................  28
13.  U.S. FEDERAL INCOME TAX CONSEQUENCES.................................  28
14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.......................  30
15.  FEES AND EXPENSES....................................................  30
16.  401(k) PLAN SHARES...................................................  31
17.  MISCELLANEOUS........................................................  31

                                 INTRODUCTION

   PW Eagle, Inc. ("PW Eagle"), invites you to tender your shares of its common stock, par value $0.01 per share ("Common Stock"), to PW Eagle at a price specified by you that is not greater than $9.00 nor less than $7.50 per share (in $0.25 increments). Your tenders must be on the terms and subject to the conditions set forth in this document and the related Letter of Transmittal. These documents together constitute the "Offer."

   Under the "Modified Dutch Auction" procedure, PW Eagle will determine a single per share price (no greater than $9.00 nor less than $7.50 per share), net to the seller in cash, without interest, (the "Purchase Price"), that it will pay for shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. PW Eagle will select the lowest Purchase Price that will allow it to buy 1,111,111 shares of its Common Stock validly tendered and not withdrawn pursuant to the Offer (or such lesser number of shares as are validly tendered at prices not greater than $9.00 nor less than $7.50). Under this procedure, PW Eagle will pay the Purchase Price for all shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the terms thereof relating to the odd lot and proration. PW Eagle reserves the right, in its sole discretion, to purchase more than 1,111,111 shares pursuant to the Offer up to a maximum of 162,190 additional shares. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration will be returned as promptly as practicable after the expiration of the Offer.

   If you own beneficially or of record less than 100 shares of Common Stock, tender all of them at or below the Purchase Price before the tender offer expires and complete the section entitled "Odd Lots" in the Letter of Transmittal, PW Eagle will purchase all of your shares without subjecting them to the proration procedure. See Section 1. If, by the Expiration Date, more than 1,111,111 shares are validly tendered at or below the Purchase Price and not withdrawn (or such greater number of shares PW Eagle may elect to purchase), PW Eagle will purchase shares first from all Odd Lot Holders (as defined in Section 1) who validly tender all of their shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender shares at or below the Purchase Price.

   This Offer will expire at 5:00 p.m., Eastern time, on May 4, 2001, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the "Expiration Date"). PW Eagle's obligations in respect of the Offer are conditioned on the satisfaction of the conditions set forth herein. Your tender of Common Stock may be withdrawn at any time on or prior to the Expiration Date. See Section 4.

   The Purchase Price will be paid in cash, net to the tendering shareholder without interest thereon, for all shares purchased. Tendering shareholders who hold Common Stock in their own name and who tender their shares directly to Wells Fargo Shareowner Services (the "Depositary") will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of the shares pursuant to this Offer to Purchase. Shareholders holding Common Stock through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through the brokers or banks and not directly to the Depositary. However, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the substitute Form W-9 that is included as part of the letter of transmittal may be subject to required United States federal income tax backup withholding of 31% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the Offer. See Section 3. PW Eagle will pay all fees and expenses of the Depositary, Dealer Manager and Information Agent incurred in connection with the Offer. See Section 15.

   The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 6.

   PW Eagle intends to finance its purchases of Common Stock under this Offer through borrowings from its $50 million revolving credit facility, and settle all payment obligations with respect to Common Stock accepted for purchase pursuant to the Offer as soon as practicable following such acceptance but in no event later than the seventh business day following the Expiration Date. PW Eagle is making the Offer to afford those shareholders of PW Eagle desiring liquidity an opportunity to sell all or a portion of their shares on potentially more favorable terms than would be available in open market sales. In addition, PW Eagle believes that its shares continue to be undervalued in the public market and the Offer is consistent with its long-term corporate strategy of seeking to increase shareholder value.

   As of the close of business on March 28, 2001, there were 8,109,675 shares of PW Eagle Common Stock outstanding. The 1,111,111 shares that PW Eagle is offering to purchase represent approximately 13.7% of PW Eagle's outstanding shares.

   The shares are listed and traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "PWEI". On March 1, 2001, the last full trading day before the preliminary announcement of the tender offer, the last reported sale price of the shares was $6.969. We urge you to obtain current market quotations for your shares. See Section 7.

   Neither PW Eagle nor its Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you choose to tender your shares. You must make the decision whether to tender your shares and, if so, how many shares to tender and the price or prices (in $0.25 increments) at which the shares should be tendered. PW Eagle has been advised that no director or executive officer of PW Eagle intends to tender any shares in the Offer.

   The address and telephone number of PW Eagle's principal executive office is 222 South Ninth Street, Suite 2880, Minneapolis, Minnesota 55402 and (612) 305-0339.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

   Upon the terms and subject to the conditions of the Offer, PW Eagle will accept for payment (and thereby purchase) up to 1,111,111 shares of Common Stock or such lesser number of shares as are properly tendered (and not properly withdrawn in accordance with Section 4) before the Expiration Date (as defined below) at prices not in excess of $9.00 nor less than $7.50 per share, net to the Seller in cash, without interest thereon.

   Under the "Modified Dutch Auction" procedure, PW Eagle will determine a single per share price (no greater than $9.00 nor less than $7.50 per share), net to the seller in cash, without interest, (the "Purchase Price"), that it will pay for shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. PW Eagle will select the lowest Purchase Price that will allow it to buy 1,111,111 shares (or such lesser number of shares as are validly tendered at prices not greater than $9.00 nor less than $7.50). Under this procedure, PW Eagle will pay the Purchase Price for all shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the terms thereof relating to odd lot and proration. PW Eagle reserves the right, in its sole discretion, to purchase more than 1,111,111, up to a maximum of 162,190 additional shares. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration will be returned as promptly as practicable after the expiration of the Offer.

   If you own beneficially or of record less than 100 shares of Common Stock, tender all of them at or below the Purchase before the tender offer expires and complete the section entitled "Odd Lots" in the Letter of Transmittal, PW Eagle will purchase all of your shares without subjecting them to the proration procedure. See Section 1. If, by the Expiration Date, more than 1,111,111 shares are validly tendered at or below the Purchase Price and not withdrawn (or such greater number of shares PW Eagle may elect to purchase), PW Eagle will purchase shares first from all Odd Lot Holders (as defined below) who validly tender all of their shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender shares at or below the Purchase Price.

   The term "Expiration Date" means 5:00 p.m., Eastern time, on May 4, 2001 unless and until PW Eagle, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by PW Eagle, shall expire. See Section 14 for a description of PW Eagle's right to extend, delay, terminate or amend the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), PW Eagle may purchase pursuant to the Offer an additional amount of Common Stock not to exceed 2% of its outstanding Common Stock (or an additional 162,190 shares) without amending or extending the Offer. See Section 14. If (a) PW Eagle increases the price to be paid for Common Stock above $9.00 per share or decreases the price to be paid for Common Stock below $7.50 per share, materially increases the Dealer Manager fee or increases the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of the outstanding Common Stock, or decreases the number of shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of 10 business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

   If the number of shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is less than or equal to 1,111,111 (or such greater number of shares as PW Eagle may elect to purchase pursuant to the Offer), PW Eagle will, upon the terms and subject to the conditions of the Offer, purchase all Common Stock so tendered at the Purchase Price.

   The Offer is not conditioned on the tender of any minimum number of shares, but is subject to other conditions. See Section 6.

   PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more than 1,111,111 shares (or such greater number of shares as PW Eagle may elect to purchase) have been properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date, PW Eagle will purchase properly tendered Common Stock on the basis set forth below:

  (a) first, PW Eagle will purchase all Common Stock properly tendered and not properly withdrawn before the Expiration Date by any Odd Lot Holder (as defined below) who:

    (1) tenders all Common Stock owned beneficially or of record by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all the Common Stock owned by such Odd Lot Holder will not qualify for this preference); and

    (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

  (b) second, after the purchase of all of the foregoing shares, PW Eagle will purchase all other shares of Common Stock properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares), as described below.

   ODD LOTS. For purposes of the Offer, the term "Odd Lots" shall mean all Common Stock properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (an "Odd Lot Holder") who owns beneficially or of record an aggregate of fewer than 100 shares of Common Stock and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares of Common Stock owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the Offer, an Odd Lot Holder who holds Common Stock in its name and tenders its Common Stock directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Common Stock. Any shareholder wishing to tender all of such shareholder's Common Stock pursuant to the Offer should complete the Section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

   As of March 6, 2001, based upon data by independent shareholder communication services and the transfer agent for PW Eagle Common Stock, there were approximately 1,751 holders of record of Common Stock. Approximately 706 of these holders of record held individually fewer than 100 shares and held in the aggregate no more than 18,767 shares. Because of the number of shares held in the names of brokers and nominees, PW Eagle is unable to estimate the number of beneficial owners of fewer than 100 shares or the aggregate number of shares they own.

   PW Eagle also reserves the right, but will not be obligated, to purchase all Common Stock duly tendered by any shareholder who tenders any Common Stock beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 shares. If PW Eagle exercises this right, it will increase the number of shares that it is offering to purchase in the Offer by the number of shares purchased through the exercise of such right.

   PRORATION. If proration of tendered shares is required, PW Eagle will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Common Stock, other than Odd Lot Holders, shall be based on the ratio of the number of shares of Common Stock properly tendered and not properly withdrawn by such shareholder to the total number of shares of Common Stock properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of shares properly tendered (including shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the

Odd Lot procedure, PW Eagle does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

   As described in Section 13, the number of shares of Common Stock that PW Eagle will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

   This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Common Stock and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on PW Eagle's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Stock.

2. PURPOSE OF THE OFFER; MATERIAL EFFECTS OF THE OFFER

   The Board of Directors believes that PW Eagle's shares continue to be undervalued in the public market, and that the Offer gives shareholders an opportunity to sell their shares on potentially more favorable terms than would otherwise be available. PW Eagle believes that there has been limited liquidity in the marketplace for its stock and small purchases or sales can cause significant fluctuations in its stock price. The Offer will permit shareholders who want to sell their stock to do so in a more liquid and stable market. PW Eagle believes it has adequate sources of capital, including presently anticipated borrowing capacity under its revolving bank credit facility, to complete the shares repurchase and pursue business opportunities.

   The Offer provides shareholders who are considering a sale of all or a portion of their shares of Common Stock with the opportunity to determine the price (not in excess of $9.00 nor less than $7.50 per share) at which they are willing to sell their Common Stock and, subject to the terms and conditions of the Offer, where shares of Common Stock are tendered by the registered owner thereof directly to the Depositary, to sell those shares for cash without the usual transaction costs associated with open market sales. Shareholders, however, may incur fees associated with the tendering of shares in custodial or other beneficiary accounts. In addition, Odd Lot Holders who hold shares of Common Stock in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their shares in a Nasdaq transaction. To the extent the purchase of shares in the Offer results in a reduction in the number of Odd Lot Holders, the cost to PW Eagle for services to such Odd Lot Holders will be eliminated.

   The Offer also allows shareholders to sell a portion of their shares while retaining a continuing equity interest in PW Eagle. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in PW Eagle, subject to PW Eagle's right to issue additional shares of Common Stock and other equity securities in the future and will continue to participate in the risks and rewards associated with owning PW Eagle Common Stock. See Section 9. The Offer may affect PW Eagle's ability to qualify for a pooling-of-interest accounting treatment for any merger transaction for approximately the next two years, which could limit alternative shareholder enhancement vehicles during this period.

   Shareholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, including in connection with a sale of PW Eagle, at a net price higher than the Purchase Price. PW Eagle gives no assurance, however, as to the price at which a shareholder may be able to sell shares of Common Stock in the future.

   As described above, the funds required to complete the Offer and pay related expenses will be provided from borrowings pursuant to the terms of PW Eagle's $50 million revolving credit facility. The Offer is subject to PW Eagle's receipt of financing. See Section 8.

   The Board of Directors of PW Eagle has approved the Offer. However, neither PW Eagle nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares of Common Stock or as to the purchase price at which shareholders may choose to tender their shares of Common Stock and neither has authorized any person to make any recommendation. Shareholders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors and make their own decisions whether to tender shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. PW Eagle has been advised that no director or executive officer of PW Eagle intends to tender any shares pursuant to the Offer. See Section 10.

   If fewer than 1,111,111 shares are purchased pursuant to this Offer, PW Eagle may repurchase the remainder of the shares on the open market, in privately negotiated transactions or otherwise. In the future, PW Eagle may decide to purchase additional shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise.

   Any future purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits PW Eagle and its affiliates from purchasing any shares, other than pursuant to the Offer, until at least 10 business days after the Expiration Date. Future purchases whether pursuant to this open market purchase program or otherwise may be on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. Any future purchases by PW Eagle will depend on many factors, including the market price of the shares, the results of this Offer, PW Eagle's business and financial position and general economic and market conditions.

   The Common Stock PW Eagle acquires pursuant to the Offer will be returned to the status of authorized but unissued shares and will be available for PW Eagle to issue without further shareholder action (except as required by applicable law or the rules applicable to companies with shares traded on the Nasdaq or any other securities exchange on which the Common Stock may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in PW Eagle's business and the satisfaction of obligations under existing or future employee benefit plans and outstanding warrants. PW Eagle has no current plans for the issuance of shares repurchased pursuant to the Offer by PW Eagle.

   Except as disclosed in this Offer to Purchase, PW Eagle has no plans, proposals or negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving PW Eagle or any of its subsidiaries; (b) any purchase, sale or transfer of a material amount of assets of PW Eagle or any of its subsidiaries; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of PW Eagle; (d) any change in the present Board of Directors or management of PW Eagle, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in PW Eagle's corporate structure or business; (f) any class of equity securities of PW Eagle being delisted from a national securities exchange or ceasing to be authorized for quotation in an automated quotations system operated by a national securities association; (g) any class of equity securities of PW Eagle becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (h) the suspension of PW Eagle's obligation to file reports under Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of PW Eagle or the disposition of securities of PW Eagle; or (j) any change in PW Eagle's Articles of Incorporation, Bylaws or other governing instruments or other actions which could impede the acquisition of control of PW Eagle.

3. PROCEDURES FOR TENDERING SHARES

   PROPER TENDER OF SHARES. For shares of Common Stock to be tendered properly pursuant to the Offer, (a) the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal

(or a manually signed facsimile thereof), including any required signature guarantees, or an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., Eastern time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares of Common Stock pursuant to the Offer must properly indicate in the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered" on the Letter of Transmittal the price (in $0.25 increments) at which shares are being tendered. Shareholders who desire to tender shares of Common Stock at more than one price must complete a separate Letter of Transmittal for each price at which shares of Common Stock are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. To tender shares properly, one and only one price box must be checked in the appropriate section on each Letter of Transmittal.

   In addition, Odd Lot Holders who tender all shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

   Shareholders who hold Common Stock through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through the brokers or banks and not directly to the Depositary.

   LOST CERTIFICATE. A shareholder whose stock certificate has been lost, stolen, destroyed or mutilated must indicate such circumstance on the Letter of Transmittal pursuant to Instruction 15.

   SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required: (a) if the Letter of Transmittal is signed by the registered holder of the Common Stock (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Common Stock) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (b) if shares of Common Stock are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Common Stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Common Stock not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

   In all cases, payment for Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Common Stock (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent's Message, and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates for Common Stock, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended.

   BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Common Stock for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Common Stock by causing the Book-Entry Transfer Facility to transfer Common Stock into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Common Stock may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or (b) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that PW Eagle may enforce such agreement against such participant.

   FEDERAL INCOME TAX BACKUP WITHHOLDING. A shareholder may be subject to backup U.S. federal income tax withholding at a rate of 31% with respect to cash received pursuant to the Offer. However, backup withholding generally will apply only if the shareholder fails to either (i) furnish the Depositary with a correct social security number or other taxpayer identification number, or otherwise comply with applicable backup withholding rules and certification requirements, or (ii) furnish the Depositary with proper certification that it is exempt from backup withholding. See Instruction 13 of the Letter of Transmittal.

   To prevent backup withholding, each shareholder should either complete the substitute Form W-9 included as part of the Letter of Transmittal or furnish the Depositary with proper certification that it is exempt from backup withholding.

   WITHHOLDING FOR NON-U.S. SHAREHOLDERS. The following discussion applies to any "non-U.S." shareholder. A non-U.S. shareholder is a shareholder that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, a foreign estate or a foreign trust. A non-U.S. shareholder who has provided the necessary certification to the Depositary will not be subject to backup withholding. However, non-U.S. shareholders generally are subject to withholding under Internal Revenue Code sections 1441 or 1442 at a rate of 30% of the gross payments. If a shareholder's address is outside the U.S., and if the Depositary has not received a Substitute Form W-9 or other appropriate certification of non-foreign status from that shareholder, under current Treasury Regulations the Depositary will assume that the shareholder is a non-U.S. shareholder. The general 30% withholding rate may be reduced under a tax treaty, if appropriate certification is furnished to the Depositary. A non-U.S. shareholder may also obtain exemption from withholding by delivering to the Depositary appropriate certification that the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. A non-U.S. shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

   Non-U.S. shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

   GUARANTEED DELIVERY. If a shareholder desires to tender Common Stock pursuant to the Offer and the shareholder's Common Stock certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Common Stock may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (a) the tender is made by or through an Eligible Institution;

  (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form PW Eagle has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

  (c) the certificates for all tendered shares of Common Stock, in proper form for transfer (or confirmation of book-entry transfer of such Common Stock into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees, or an Agent's Message, or other documents required by the Letter of Transmittal, are received by the Depositary within three (3) Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

   RETURN OF TENDERED SHARES. If any tendered shares of Common Stock are not purchased, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

   COMPANY STOCK OPTION PLANS. PW Eagle is not offering, as part of the Offer, to purchase any Options outstanding under PW Eagle's Stock Option Plans and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer may either (a) comply with the procedure for guaranteed delivery set forth above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an Eligible Institution and may personally execute and deliver the Notice of Guaranteed Delivery) or (b) exercise their Options and purchase shares of Common Stock and then tender the shares pursuant to the Offer, provided that, in the case of either (a) or (b), any exercise of an Option and tender of shares is in accordance with the terms of the applicable Plan and the Options. In no event are any Options to be delivered to the Depositary in connection with a tender of shares hereunder. An exercise of an Option cannot be revoked even if shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

   Determination of validity; rejection of shares; waiver of defects; no obligation to give notice of defects. All questions as to the number of shares of Common Stock to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by PW Eagle, in its sole discretion, and its determination shall be final and binding on all parties. PW Eagle reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of PW Eagle's counsel, be unlawful. PW Eagle also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and PW Eagle's interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by PW Eagle. None of PW Eagle, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

   Tendering shareholder's representation and warranty; PW Eagle's acceptance constitutes an agreement. A tender of shares of Common Stock pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to PW Eagle that (a) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (a) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (b) will deliver or cause to be delivered the shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. PW Eagle's acceptance for payment of shares of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and PW Eagle upon the terms and conditions of the Offer.

   Certificates for shares of Common Stock, together with a properly completed Letter of Transmittal or facsimile thereof, or an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to PW Eagle. Any such documents delivered to PW Eagle will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

4. WITHDRAWAL RIGHTS

   Except as otherwise provided in this Section 4, tenders of Common Stock pursuant to the Offer are irrevocable. Shares of Common Stock tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by PW Eagle pursuant to the Offer, may also be withdrawn at any time after 5:00 p.m., Eastern time, on June 1, 2001.

   For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares of Common Stock to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by PW Eagle, in its sole discretion, which determination shall be final and binding. None of PW Eagle, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any notice.

   Withdrawals may not be rescinded and any Common Stock properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn shares of Common Stock are properly re-tendered before the Expiration Date by following one of the procedures described in Section 3.

   If PW Eagle extends the Offer, is delayed in its purchase of Common Stock or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to PW Eagle's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Stock on behalf of PW Eagle, and such of Common Stock may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF COMMON STOCK AND PAYMENT OF PURCHASE PRICE

   Upon the terms and subject to the conditions of the Offer, as promptly as practicable (subject to possible delay in the event of proration following the Expiration Date, (a) the Purchase Price will be determined, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (b) PW Eagle will accept for payment and pay for (and thereby purchase) Common Stock properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date. For purposes of the Offer, PW Eagle will be deemed to have accepted for payment (and therefore purchased) Common Stock that are properly tendered at or below the Purchase Price and not properly withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Common Stock for payment pursuant to the Offer.

   Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, PW Eagle will accept for payment and pay a single per share Purchase Price for 1,111,111 shares (subject to increase or decrease as provided in Section 14) properly tendered, or such lesser number of shares as are properly tendered, at prices not in excess of $9.00 nor less than $7.50 per share and not properly withdrawn as permitted in Section 4.

   PW Eagle will pay for the Common Stock purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from PW Eagle and transmitting payment to the tendering shareholders.

   In the event of proration, PW Eagle will determine the proration factor and pay for those tendered shares of Common Stock accepted for payment as soon as practicable after the Expiration Date; however, PW Eagle does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven (7) business days after the Expiration Date. Certificates for all Common Stock tendered and not purchased, including all Common Stock tendered at prices in excess of the Purchase Price and shares not purchased due to proration, will be returned (or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares) to the tendering shareholder at PW Eagle's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will interest on the purchase price be paid by PW Eagle by reason of any delay in making payment. In addition, if certain events occur, PW Eagle may not be obligated to purchase Common Stock pursuant to the Offer. See Section 6.

   PW Eagle will pay all stock transfer taxes, if any, payable on the transfer to it of Common Stock purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares of Common Stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

   Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the substitute Form W-9 included with the Letter of Transmittal may be subject to required federal income tax backup withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 regarding U.S. federal income tax consequences for non-U.S. holders.

6. CONDITIONS OF THE OFFER

   Notwithstanding any other provision of the Offer, PW Eagle will not be required to accept for payment, purchase or pay for any Common Stock tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Common Stock tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after April 3, 2001 and before the Expiration Date any of the following events shall have occurred (or shall have been determined by PW Eagle to have occurred) that, in PW Eagle's judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by PW Eagle), makes it inadvisable to proceed with the Offer or with acceptance for payment:

  (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Common Stock pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in PW Eagle's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of PW Eagle, or otherwise materially impair in any way the contemplated future conduct of the business of PW Eagle or materially impair the contemplated benefits of the Offer to PW Eagle;

  (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or PW Eagle, by any court or any authority, agency or tribunal that, in PW Eagle's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Common Stock illegal or otherwise restrict or prohibit completion of the Offer, (ii) delay or restrict the ability of PW Eagle, or render PW Eagle unable, to accept for payment or pay for some or all of the Common Stock, (iii) materially impair the contemplated benefits of the Offer to PW Eagle or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of PW Eagle, or otherwise materially impair in any way the contemplated future conduct of the business of PW Eagle;

  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in PW Eagle's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of PW Eagle, have a material adverse effect on PW Eagle's business, operations or prospects or the trading in the Common Stock, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on April 2, 2001;

  (d) a tender or exchange offer for any or all of the Common Stock (other than the Offer), or any merger, business combination or other similar transaction with or involving PW Eagle or any subsidiary, shall have been proposed, announced or made by any person;

  (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Common Stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before April 2, 2001), (ii) any such entity, group or person who has filed a
       Schedule 13D or Schedule 13G with the Commission on or before April 2, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of Common Stock or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire PW Eagle or any of its assets or securities other than in connection with a transaction authorized by the Board of Directors of PW Eagle;

  (f) any change or changes shall occur or be threatened in the business, financial condition, assets, income, operations, prospects or stock ownership of PW Eagle that, in PW Eagle's sole judgment, is or may be material to PW Eagle or in the anticipated availability of bank funding for the Offer; which in the sole judgment of PW Eagle is or may be material to the consummation of the Offer or otherwise material to PW Eagle; or

  (g) PW Eagle determines that the completion of the Offer and the purchase of the Common Stock may cause the Shares to be delisted from the Nasdaq or to be eligible for deregistration under the Exchange Act.

   The foregoing conditions are for the sole benefit of PW Eagle and may be asserted by PW Eagle regardless of the circumstances (including any action or omission by PW Eagle) giving rise to any such condition, and may be waived by PW Eagle, in whole or in part, at any time and from time to time in its sole discretion. PW Eagle's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by PW Eagle concerning the events described above will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS

   PW Eagle's common stock is currently traded on the Nasdaq Stock Market under the symbol "PWEI." The following table sets forth the high and low closing prices of a share of common stock for each fiscal quarter in 2000 and 1999:

                                                            High      Low
                                                            ----      ----
      Year ended December 31, 2000:
       First Quarter....................................... $14 5/8   $ 4 3/8
       Second Quarter......................................  19 1/4    12 1/8
       Third Quarter.......................................   22       12 3/4
       Fourth Quarter......................................   14        6 27/32
      Year ended December 31, 1999:
       First Quarter....................................... $ 2 3/8   $ 1 1/4
       Second Quarter......................................   2 3/8     1 3/8
       Third Quarter.......................................    5        2 1/8
       Fourth Quarter......................................   4 15/16   3 1/2

   At March 6, 2001, we had approximately 1,751 shareholders of record and approximately 3,372 shareholders in street name.

   We have never paid a cash dividend on our common stock. Payment of common stock dividends is at the discretion of the board of directors and is subject to our lending arrangements, which currently restrict the payment of dividends. The board of directors plans to retain earnings, if any, for operations and does not intend to pay common stock dividends in the near future.

   On March 1, 2001, the last full trading day before PW Eagle's preliminary announcement of the Offer, the last reported sale price of shares of Common Stock was $6.969. Shareholders are urged to obtain current market quotations for their shares.

8. SOURCE AND AMOUNT OF FUNDS

   PW Eagle expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $10,300,000. PW Eagle expects to fund the purchase of Common Stock pursuant to the Offer and the payment of related fees and expenses from borrowings under its $50 million revolving credit facility

(the "Revolving Credit Facility") with Fleet Capital Corporation, as agent, and certain lenders. PW Eagle has reached an agreement in principal to permit such borrowings. PW Eagle has no alternative financing arrangements or alternative financing plans in the event that these financing plans are not realized. It is a condition to the Offer that there be no material change in the anticipated availability of bank funding for the Offer. See Section 6.

   The terms of PW Eagle's Revolving Credit Facility with Fleet Capital Corporation are set forth in documents filed with the Securities and Exchange Commission and available as described under Section 9 "Certain Information Concerning PW Eagle" of this Offer to Purchase. Such facility which is secured by substantially all of PW Eagle's inventory and other assets, currently bears interest at the rate equal to the LIBOR plus 2.25%. At February 28, 2001, PW Eagle had available approximately $24.8 million under the Revolving Credit Facility.

9. CERTAIN INFORMATION CONCERNING PW EAGLE

Summary Historical and Pro Forma Condensed Financial Data

   The summary of our historical and pro forma financial data set forth below, should be read in conjunction with our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference and unaudited pro forma financial data included elsewhere in this Offer. The summary historical financial data as of and for the years ended December 31, 2000, 1999 and 1998 have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000. The pro forma financial data gives effect to the Offer and have been derived from the unaudited pro forma financial data and the related notes thereto included elsewhere in this Offer.

                                           For the year ended December 31,
                                         --------------------------------------
                                                                        2000
                                           2000      1999     1998    Pro forma
                                         --------  --------  -------  ---------
                                           (in thousands, except per share
                                                 amounts and ratios)
Operations Data:
Net sales..............................  $343,974  $153,950  $74,007  $343,974
Gross profit...........................    87,358    43,465   16,318    87,358
Income before extraordinary loss.......    18,218    14,562    1,788    17,730
Net income.............................    18,218    14,562    1,132    17,730
Preferred stock dividends and loss on
 redemption............................       --      1,401      803       --
Net income applicable to common stock..    18,218    13,161      329    17,730
Net income per common share:
Basic earnings:
 Income before extraodinary loss.......  $   2.34  $   1.88  $  0.15  $   2.66
 Extraordinary loss on debt
  prepayments..........................       --        --     (0.10)      --
 Net income............................  $   2.34  $   1.88  $  0.05  $   2.66
Diluted earnings:
 Income before extraordinary loss......  $   1.72  $   1.48  $  0.14  $   1.87
 Extraordinary loss on debt
  prepayments..........................       --        --     (0.09)      --
 Net income............................  $   1.72  $   1.48  $  0.05  $   1.87
Weighted average number of common
 shares outstanding:
 Basic.................................     7,778     6,998    6,670     6,667
 Diluted...............................    10,592     9,812    7,165     9,481
Balance Sheet Data:
Current assets.........................   $70,611  $ 77,325  $19,129   $70,611
Noncurrent assets......................    87,768    90,462   30,350    87,833
Current liabilities....................    51,152    75,590   21,093    61,517
Noncurrent liabilities.................    59,361    64,252   10,583    59,361
Stock warrants.........................     5,887     5,887      --      5,887
Redeemable preferred stock.............       --        --    10,000       --
Stockholders' equity...................    41,979    22,058    7,803    31,679
Other Data:
Ratio of earnings to fixed charges(1)..       3.1x      2.9x     1.3x      3.0x
Book value per share(2)................     $5.20       --       --      $4.55

--------
(1) For purposes of computing this ratio, earnings consist of earnings before taxes on income and fixed charges. Fixed charges consist of interest expense, preference security dividends and one-third of rental expense, considered representative of that portion of rental expense estimated to be attributable to interest.
(2) For purposes of calculating "book value per share," the stockholders' equity was divided by common shares outstanding at the end of the period.

Unaudited Pro Forma Condensed Financial Data

   The following unaudited pro forma condensed financial data gives effect to the purchase of shares pursuant to the Offer, and the payment of related taxes, fees and expenses, based on the assumptions described in the accompanying "Notes to Unaudited Pro Forma Condensed Financial Data." The Unaudited Pro Forma Balance Sheet at December 31, 2000 gives effect to the repurchase of 1,111,111 shares of common stock assuming a repurchase price of $9.00 per share as if it had occurred on that date. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2000 gives effect to the repurchase of 1,111,111 shares of common stock assuming a repurchase price of $9.00 per share as if it occurred on January 1, 2000. The unaudited pro forma adjustments are based upon available information and contain assumptions that management believes are reasonable. The unaudited pro forma condensed financial data does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the shares pursuant to the Offer had been completed at the dates indicated. The unaudited pro forma condensed financial data should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference and historical financial data included elsewhere in this Offer.

                  Unaudited Pro Forma Statement of Operations
                     For the Year Ended December 31, 2000
              (in thousands, except per share amounts and ratios)

                                                      Pro Forma      Pro
                                          Historical Adjustments    Forma
                                          ---------- -----------   --------
Net sales................................  $343,974    $           $343,974
Cost of goods sold.......................   256,616                 256,616
                                           --------    -------     --------
Gross profit.............................    87,358                  87,358
Operating expenses:
  Selling expenses.......................    28,168                  28,168
  General and administrative expenses....    13,290                  13,290
  Nonrecurring items.....................      (195)                   (195)
                                           --------    -------     --------
Operating expenses.......................    41,263                  41,263
Operating income.........................    46,095                  46,095
Interest expense.........................    13,655        751 (a)   14,406
Other expense............................     2,596                   2,596
                                           --------    -------     --------
Income before income taxes...............    29,844       (751)      29,093
Income tax...............................    11,626       (263)(b)   11,363
                                           --------    -------     --------
Net income...............................  $ 18,218    $  (488)    $ 17,730
                                           ========    =======     ========
Other data:
Earnings per share
  Basic..................................  $   2.34                $   2.66(c)
  Diluted................................  $   1.72                $   1.87(c)
Average number of common shares
 outstanding
  Basic..................................     7,778     (1,111)(d)    6,667
  Diluted................................    10,592     (1,111)(d)    9,481
Ratio of earnings to fixed charges(e)....       3.1x                    3.0x

Notes to Unaudited Pro Forma Statement of Operations

(a) Represents the adjustment to interest expense related to the additional borrowings under the revolving credit facility. Borrowings under the facility bear interest at LIBOR plus 2.50% for the period presented. For purposes of the pro forma interest expense adjustment, LIBOR is 5.25% for the period presented. A commitment fee of 0.5% per annum is charged on the unused portion of the revolving credit facility. A variance of 1/8th percentage point in the revolving credit facility would change the pro forma interest expense adjustment by $13,000. Because PW Eagle met certain financial measurements, beginning in February 2001, the borrowings under the facility bear interest at LIBOR plus 2.25% and a commitment fee of 0.375% per annum is charged on the unused portion of the facility. The accompanying pro forma adjustment does not give affect to the 2001 interest rate and fee reduction.

(b) Reflects the income tax effect of the "pro forma adjustments" utilizing the statutory rate of 35%.

(c) Pro forma basic earning per share is based on the weighted average number of shares of common stock outstanding during 2000, decreased by the 1,111,111 shares assumed purchased on January 1, 2000. Pro forma diluted earning per share is based on the weighted average number of shares of common stock outstanding during the period, adjusted for the dilutive effect of shares issuable under outstanding stock options and decreased by the 1,111,111 shares assumed purchased on January 1, 2000.

(d) Assumes that 1,111,111 shares of PW Eagle, Inc. common stock are repurchased at the price of $9.00 per share.

(e) For purposes of computing this ratio, earnings consist of earnings before taxes on income and fixed charges. Fixed charges consist of interest expense and one-third of rental expense, considered representative of that portion of rental expense estimated to be attributable to interest.

                       Unaudited Pro Forma Balance Sheet
                             At December 31, 2000
                 (in thousands, except for per share amounts)

                                                       Pro Forma          Pro
                                           Historical Adjustments        Forma
                                           ---------- -----------       --------
Assets
Cash and cash equivalents.................    $  816                    $    816
Accounts receivable, net..................    18,246                      18,246
Inventories...............................    44,391                      44,391
Other current assets......................     7,158                       7,158
                                            --------   --------         --------
  Total current assets....................    70,611                      70,611
Property and equipment, net...............    76,589                      76,589
Other assets..............................    11,179         65(a)        11,244
                                            --------   --------         --------
    Total assets..........................  $158,379   $     65         $158,444
                                            ========   ========         ========
Liabilities and Stockholders' equity
Borrowings under revolving credit
 facility.................................  $ 16,458   $ 10,365 (b)     $ 26,823
Current maturities of long-term debt......    10,408                      10,408
Accounts payable..........................     7,839                       7,839
Accrued liabilities.......................    16,447                      16,447
                                            --------   --------         --------
    Total current liabilities.............    51,152     10,365           61,517
Other long term liabilities...............     3,793                       3,793
Long term debt............................    55,568                      55,568
Stock warrants............................     5,887                       5,887
Stockholders' equity......................    41,979    (10,300)(a)(b)    31,679
                                            --------   --------         --------
    Total liabilities and stockholders'
     equity...............................  $158,379   $     65         $158,444
                                            ========   ========         ========
Other Data:
Book value per share(c)...................  $   5.20                    $   4.55


Notes to Unaudited Pro Forma Balance Sheet

(a) Assumes deferred finance costs associated with amendment of the Company's revolving credit facility of $65,000 will be amortized over 45 months.

(b) Assumes the purchase costs or $10,000,000 and assumed related transaction costs of $365,000 (which includes $300,000 of offering costs and $65,000 of finance costs) will be financed with borrowings from the Company's amended revolving credit facility.

(c) For purposes of calculating "Book value per share," the stockholders' equity was divided by common shares outstanding at the end of the period, including the presumed repurchase of 1,111,111 common shares at the price of $9.00 per share.

                      Where You Can Find More Information

   PW Eagle is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. PW Eagle is required to disclose in such proxy statements certain information, as of particular dates, concerning PW Eagle's directors and officers, their compensation, stock options granted to them, the principal holders of PW Eagle's securities and any material interest of such persons in transactions with PW Eagle. PW Eagle has also filed a Tender Offer Statement on Schedule TO with the Commission. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and also should be available for inspection and copying at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such material also should be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   The Securities and Exchange Commission allows PW Eagle to "incorporate by reference" information to this Offer to Purchase. This means that PW Eagle can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this Offer to Purchase, except for any information that is superseded by information that is included directly in this document.

   This Offer to Purchase incorporates by reference the documents listed below that PW Eagle has previously filed with the Securities and Exchange Commission. The documents contain important information about PW Eagle and its financial condition.

      PW Eagle's Filings with
      the Commission              Period
      -----------------------     ------
      Annual Report on Form 10-K  Fiscal year ended December 31, 2000
      Definitive Proxy Statement  Dated March 30, 2001

   PW Eagle incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this Offer to Purchase and the date the Offer proration period and withdrawal rights expired. Those documents include periodic reports, such as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements.

   You can obtain any of the documents incorporated by reference in this document through PW Eagle or from the Securities and Exchange Commission's website at the address described above. Documents incorporated by reference are available from PW Eagle without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Offer to Purchase. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from PW Eagle, Inc. Attn: Investor Relations at 222 South Ninth Street, Suite 2880, Minneapolis, Minnesota 55402, telephone (612) 305-0339. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after receiving your request.

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL
SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

   Except as otherwise described herein, neither PW Eagle nor, to the best of PW Eagle's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of PW Eagle, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

   As of March 21, 2001, PW Eagle had 8,109,675 shares of its Common Stock issued and outstanding, and had reserved 2,999,293 shares for issuance upon exercise of outstanding stock options and warrants. The 1,111,111 shares that PW Eagle is offering to purchase represent approximately 13.7% of the outstanding shares. As of March 21, 2001, PW Eagle's directors and executive officers as a group (12 persons) beneficially owned an aggregate of 2,209,852 shares, including 424,640 shares covered by currently exercisable options granted under PW Eagle's stock option plans, representing approximately 25.9% of the outstanding shares, assuming the exercise by such persons of their currently exercisable options.

   The following table provides information as of March 21, 2001, concerning the beneficial ownership of PW Eagle's voting securities by persons who are known to own five percent or more of a class of our voting stock, by each director and executive officer, and their affiliates, and by all directors and executive officers of PW Eagle as a group. Unless otherwise noted, the person listed as the beneficial owner of the shares has sole voting and investment power over the shares.

                                                  Shares
                                               Beneficially           Percent
      Name and Address of Beneficial Owner        Owned             of Class(1)
      ------------------------------------     ------------         -----------
      J.P. Morgan Partners, L.L.C. ..........   1,343,452(2)           14.2%
      William H. Spell.......................     676,363(3)(4)(5)      8.2%
      David L. Babson & Company, Inc. .......     597,090(2)            6.9%
      Harry W. Spell.........................     482,193(4)(5)(6)      5.9%
      Perkins Capital Management, Inc. ......     461,791               5.7%
      George R. Long.........................     270,877(7)            3.3%
      Bruce A. Richard.......................     230,377(5)(8)         2.8%
      Richard W. Perkins.....................     184,512(5)(9)         2.3%
      Larry I. Fleming.......................      86,000(10)           1.1%
      Dobson West............................      83,040(11)           1.0%
      Roger R. Robb..........................      75,000(12)             *
      John R. Cobb...........................      75,000(12)             *
      Keith Steinbruck.......................      48,000(13)             *
      Neil Chinn.............................      42,000(14)             *
      Michael Stickel........................      40,000                 *
      All Directors and Current Officers as a
       Group (12 persons)....................   2,209,852(15)          25.9%

--------
*  Less than 1%
(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of March 21, 2001 or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.
(2) Such shares are not outstanding but may be purchased upon exercise of currently exercisable warrants to purchase Common Stock.
(3) Includes 142,400 shares which may be purchased upon exercise of currently exercisable options and 21,429 shares held by Mr. Spell's wife.
(4) Includes 83,500 shares held by the Spell Family Foundation. Messrs. Harry Spell and William Spell share voting and dispositive power over such shares.

(5) Messrs. William H. Spell, Harry W. Spell, Richard W. Perkins and Bruce A. Richard have individually acquired securities of the Company from the Company and in open market transactions and each of them individually anticipates that he will acquire additional securities of the Company in the future. Such persons have entered into an agreement which requires that a majority of them approve any sale of securities of the Company by any of them. This agreement is designed to keep all of such persons interested and focused on the long-term success of the Company and recognizes that each of such persons contributes specific expertise to the Company through their positions as directors and/or officers. The agreement does not require that such persons vote their shares in any specific manner or act in concert in connection with any purchase or sale of securities of the Company.
(6) Includes 86,280 shares which may be purchased upon exercise of currently exercisable options.
(7) Includes 24,070 shares which may be purchased upon exercise of currently exercisable options.
(8) Includes 73,780 shares which may be purchased upon exercise of currently exercisable options.
(9) Includes 24,070 shares which may be purchased upon exercise of currently exercisable options, 11,429 shares held by a Profit Sharing Trust for Mr. Perkins' benefit, and 10,000 shares held by the Perkins Foundation. Does not include 461,791 shares held by Perkins Capital Management, Inc. as to which Mr. Perkins has no voting or investment power.
(10) Includes 13,500 shares which may be purchased upon exercise of currently exercisable options.
(11) Includes 20,540 shares which may be purchased upon exercise of currently exercisable options.
(12) Includes 12,500 shares which may be purchased upon exercise of currently exercisable options.
(13) Includes 8,000 shares which may be purchased upon exercise of currently exercisable options.
(14) Includes 7,000 shares which may be purchased upon exercise of currently exercisable options.
(15) Includes 424,640 shares which may be purchased upon exercise of currently exercisable options.

   Directors, officers and employees of PW Eagle who may own shares may participate in the Offer on the same basis as PW Eagle's other stock shareholders. PW Eagle has been advised that neither its directors nor executive officers intend to tender shares pursuant to this Offer.

   Assuming PW Eagle purchases 1,111,111 shares pursuant to the Offer, and its directors and executive officers do not tender any shares pursuant to the Offer, then after the purchase of shares pursuant to the Offer, PW Eagle's directors and executive officers as a group would own beneficially approximately 35.5% of the outstanding shares, assuming the exercise for those persons of their currently exercisable options.

   During the sixty (60) days prior to the date hereof, the following directors and executive officers of PW Eagle were involved in the following transactions relating to PW Eagle's Common Stock:

  (1) Effective March 9, 2001, as an inducement to enter into employment with PW Eagle, PW Eagle sold 15,000 shares to N. Michael Stickel at a price of $7.4375 per share and granted to Mr. Stickel 25,000 shares of restricted stock.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

   PW Eagle's purchase of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, PW Eagle anticipates that there will be a sufficient number of shares of Common Stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such shares. Based upon published guidelines of the Nasdaq National Market, PW Eagle does not believe that its purchase of Common Stock pursuant to the Offer will cause PW Eagle's remaining shares of Common Stock to be delisted from the Nasdaq.

   The Shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Common Stock as collateral. PW Eagle believes that, following the purchase of Common Stock pursuant to the Offer, the Common Stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

   The Shares are registered under the Exchange Act, which requires, among other things, that PW Eagle furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of PW Eagle's shareholders. PW Eagle believes that its purchase of Common Stock pursuant to the Offer will not result in the Common Stock becoming eligible for deregistration under the Exchange Act.

12. LEGAL MATTERS; REGULATORY APPROVALS

   Except as described above, PW Eagle is not aware of any license or regulatory permit that is material to PW Eagle's business that might be adversely affected by PW Eagle's acquisition of Common Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Common Stock by PW Eagle as contemplated herein. Should any such approval or other action be required, PW Eagle presently contemplates that such approval or other action will be sought. PW Eagle is unable to predict whether it will be required to delay the acceptance for payment of or payment for Common Stock tendered pursuant to the Offer pending the outcome of any such matter. There is no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to PW Eagle's business. PW Eagle's obligations under the Offer to accept for payment and pay for Common Stock is subject to conditions. See Section 6.

13. U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following summary describes the principal U.S. federal income tax consequences of receipt of cash for Common Stock pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, published rulings, administrative pronouncements and judicial decisions. Changes to these authorities could change the tax consequences, possibly on a retroactive basis.

   This summary addresses only Common Stock held by shareholders subject to U.S. federal income tax. It does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, traders in securities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, shareholders who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or shareholders with a functional currency other than the U.S. dollar). This summary may not be applicable with respect to Common Stock acquired as compensation (including Common Stock acquired upon the exercise of Options or which were or are subject to forfeiture restrictions). This summary does not address the state, local or foreign tax consequences of participating in the Offer. Each holder of Common Stock should consult such holder's tax advisor as to the particular consequences to such holder of participation in the Offer.

   An exchange of Common Stock for cash pursuant to the Offer will be a taxable event. Each participating shareholder will be treated as either having sold shares of Common Stock or as having received a dividend from PW Eagle. Which tax treatment applies will depend on the relationship of the number of shares exchanged to the number of shares retained by the particular shareholder. In determining the number of shares retained, the attribution rules of Section 318 of the Code must be taken into account.

   A participating shareholder will be treated as having sold the exchanged shares if one of the following tests is satisfied:

  (1) The exchange results in a "complete termination" of such holder's stock interest in PW Eagle under Code section 302(b)(3). This test will be satisfied if (a) all of the shares actually and constructively owned by the shareholder are sold pursuant to the Offer, or (b) all the shares actually owned by the shareholder are sold pursuant to the Offer, the only shares the shareholder constructively owns are actually owned by such shareholder's family members, and the shareholder effectively waives such constructive ownership under Code section 302(c).

  (2) The exchange results in a "substantially disproportionate" redemption with respect to such holder under Code section 302(b)(2). This test will be satisfied if the percentage of the total outstanding shares actually and constructively owned by the shareholder immediately following the exchange is less than 80% of the percentage of the total outstanding shares actually and constructively owned by such shareholder immediately before such sale.

  (3) The exchange is "not essentially equivalent to a dividend." There is no numerical standard for this test. It is considered met if the distribution results in a "meaningful reduction" in the shareholder's stock interest in PW Eagle. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The Internal Revenue Service (the "IRS") has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."

   If a shareholder's exchange of shares of Common Stock pursuant to the Offer satisfies one of the tests described above, it will be treated as a sale of the shares for U.S. federal income tax purposes. The shareholder will recognize gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the shares exchanged. Assuming the shares are held as a capital asset, such recognized gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the shares exceeded one year. The tax rates for long-term capital gain are less than most of the tax rates for short-term capital gain. The tax consequences of the sale of different shares tendered by one shareholder, therefore, will be different if the shares have different tax basis or holding periods. Shareholders are encouraged to consult their tax advisors for help in determining which shares to tender and the designation of the order in which their shares are to be purchased. See Instruction 9 of Letter of Transmittal.

   If a shareholder's exchange of shares of Common Stock pursuant to the Offer does not satisfy one of the tests for sale treatment described above, the shareholder will be treated as having received a distribution from PW Eagle equal to the amount of cash received by such holder. This distribution will be a dividend taxable as ordinary income to the shareholder to the extent of PW Eagle's current or accumulated earnings and profits as determined under federal income tax principles. To the extent that the amount of such distribution exceeded PW Eagle's current and accumulated earnings and profits, the excess first would be treated as a return of capital that would reduce the holder's tax basis in the shares exchanged in the Offer. Any remaining amount after the holder's basis has been reduced to zero would be taxable as capital gain. The holder's adjusted tax basis in its shares exchanged in the Offer generally will be transferred to any of its remaining stockholdings in PW Eagle, subject, in the case of a corporate shareholder, to adjustment under Code section 1059.

   If a shareholder is a domestic corporation, and if that shareholder's exchange of shares of Common Stock does not qualify as a sale for tax purposes, there are some special rules that may apply to the dividend. Corporate shareholders should consult their own tax advisors regarding (a) whether a dividends-received deduction under Code section 243 will be available to them; (b) whether any limitation will apply to such a dividends-received deduction, such as under Code sections 246(c) or 246A; and (c) the possible application of Code section 1059 (relating to "extraordinary dividends") to amounts received pursuant to the Offer.

   See Section 3 for a description of backup and foreign withholding taxes applicable to payments for Shares.

   The tax discussion set forth above is included for general information only. Each shareholder is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Offer, including the applicability and effect of state, local and foreign tax laws.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

   PW Eagle expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by PW Eagle to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares of Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. PW Eagle also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any shares of Common Stock not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares of Common Stock upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. PW Eagle's reservation of the right to delay payment for Common Stock which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that PW Eagle must pay the consideration offered or return the Common Stock tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, PW Eagle further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by PW Eagle to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Common Stock or by decreasing or increasing the number of shares of Common Stock being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which PW Eagle may choose to make a public announcement, except as required by applicable law, PW Eagle shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire.

   If PW Eagle materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, PW Eagle will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) PW Eagle increases the price to be paid for Common Stock above $9.00 per share or decreases the price to be paid for Common Stock below $7.50 per share, materially increases the Dealer Manager fee or increases the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of the outstanding Common Stock, or decreases the number of shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of 10 business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

15. FEES AND EXPENSES

   PW Eagle has retained Georgeson Shareholder Securities Corporation to act as its Dealer Manager and Georgeson Shareholder Communications, Inc. to serve as the Information Agent, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Dealer Manager and Information Agent will receive reasonable and customary compensation for its services, will be reimbursed by PW Eagle for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

   PW Eagle has retained Wells Fargo Shareowner Services to act as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for such services, will be reimbursed by PW Eagle for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

   PW Eagle will pay expenses related to the printing and mailing of the Offer to Purchase and related materials; attorney fees and expenses; auditor fees and expenses; and other miscellaneous fees and expenses incurred in connection with the Offer.

   No fees or commissions will be payable by PW Eagle to brokers, dealers or other persons (other than fees to the Dealer Manager and Information Agent as described above) for soliciting tenders of Common Stock pursuant to the Offer. Shareholders holding Common Stock through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Common Stock through such brokers or banks and not directly to the Depositary. PW Eagle, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of Common Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of PW Eagle, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. PW Eagle will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Common Stock except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16. 401(k) PLAN SHARES

   PW Eagle's 401(k) plan provides that each participant or beneficiary shall have the right, to the extent of the number of shares of PW Eagle stock allocated to his or her account, to direct the trustee in writing as to the manner in which to respond to this Offer. PW Eagle shall use its best efforts to mail to each participant such information as will be distributed to shareholders of PW Eagle in connection with this Offer. Upon timely receipt of such instructions, the trustee will respond as instructed. Instructions received by the trustee will be held by the trustee in confidence and will not be divulged or released to any person, including PW Eagle's officers and employees. If the trustee has not received timely instructions from the participant as to the manner in which to respond to this Offer, the trustee shall not tender any shares of PW Eagle's stock with respect to which such participant has the right of direction and a trustee shall have no discretion in such matter.

17. MISCELLANEOUS

   PW Eagle is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If PW Eagle becomes aware of any jurisdiction where the making of the Offer or the acceptance of Common Stock pursuant thereto is not in compliance with any valid applicable law, PW Eagle will make a good faith effort to comply with the applicable law. If, after such good faith effort, PW Eagle cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Stock in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on PW Eagle's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

   Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, PW Eagle has filed with the Commission the Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 9 with respect to information concerning PW Eagle.

   No person has been authorized to give any information or make any representation on behalf of PW Eagle or the dealer manager in connection with the Offer other than those contained in this Offer to purchase or in the related letter of transmittal. If given or made, such information or representation must not be relied upon as having been authorized by PW Eagle or the dealer manager.

                                PW EAGLE, INC.

April 3, 2001

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                        WELLS FARGO SHAREOWNER SERVICES

By Hand Delivery:              By Overnight Courier:          By Mail:
Shareowner Services            Shareowner Services            Shareowner Services
161 North Concord Exchange     Attn. Reorganization Dept.     P.O. Box 64858
South St. Paul, MN 55075       161 North Concord Exchange     St. Paul, MN 55164-0858
                               South St. Paul, MN 55075

                            Facsimile Transmission:
                                (651) 450-4163
                       (FOR ELIGIBLE INSTITUTIONS ONLY)

                Confirm Receipt of Facsimile by Telephone Only:
                                (800) 380-1372

   Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

                     The Dealer Manager for the Offer is:

            [LOGO OF GEORGESON SHAREHOLDER SECURITIES CORPORATION]
                          17 State Street, 10th Floor
                           New York, New York 10004
                                (212) 440-9884

                    The Information Agent for the Offer is:

             [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS, INC.]
                          17 State Street, 10th Floor
                           New York, New York 10004
                    Banks and Brokers Call: (212) 440-9800
               All Others Please Call Toll Free: (800) 223-2064